UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13, 15(d), or 37 of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 5, 2009

TENNESSEE VALLEY AUTHORITY
(Exact name of registrant as specified in its charter)

A corporate agency of the United States created by an act of Congress (State or other jurisdiction of incorporation or organization)	000-52313 (Commission file number)	62-0474417 (IRS Employer Identification No.)

400 W. Summit Hill Drive Knoxville, Tennessee (Address of principal executive offices)		37902 (Zip Code)

(865) 632-2101
(Registrant’s telephone number, including area code)

None
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 5, 2009, TVA announced that Preston Swafford, TVA’s Executive Vice President of Fossil Power Group, was appointed Chief Nuclear Officer and Executive Vice President, TVA Nuclear.  Mr. Swafford is replacing William R. Campbell, who was named Senior Vice President of Fleet Engineering, reporting to the Chief Operating Officer (“COO”).  Anda Ray, TVA’s Senior Vice President of Office of Environment and Research, was appointed the Project Executive for the environmental remediation of the ash spill at Kingston Fossil Plant, reporting directly to the Chief Executive Officer (“CEO”).  Additionally, Bob Deacy was named Construction Executive for the recovery at Kingston as well as ash and gypsum remediation efforts at all coal plants.   Mr. Deacy reports directly to the CEO on all issues related to Kingston, and to the COO on all other matters.

Item 8.01 Other Events.

On February 6, 2009, Tom Kilgore, TVA’s President and Chief Executive Officer, gave an interview in which he discussed the potential cost of TVA’s response to the December 22, 2008 failure of a dike at an ash pond at TVA’s Kingston Fossil Plant (the “Kingston Event”).  Mr. Kilgore stated that while the estimates of the cost of TVA’s response to the Kingston Event are still preliminary, the cost is expected to be hundreds of millions of dollars.  Actual costs that TVA incurs in connection with its response to the Kingston Event may be substantially higher than any preliminary estimates due to a variety of factors.  For example, the actual costs that TVA incurs will depend to a significant extent on the corrective action plan that is ultimately followed by TVA.  In addition, any preliminary estimates do not include any costs associated with litigation arising from the Kingston Event.  The costs associated with litigation could be substantial.  Any preliminary estimates also do not cover any costs to modify TVA’s facilities or operating procedures to comply with any legislative or regulatory changes that may be enacted or adopted as a result of the attention given to the Kingston Event.  Furthermore, any preliminary estimates do not cover any costs that TVA may incur to remove substances in the river bottom sediment that predated the Kingston Event and might be disturbed by dredging activities.  TVA continues to develop its preliminary estimates of the cost and anticipates having a more fully developed range of estimates to include in its Quarterly Report on Form 10-Q for the period ended December 31, 2008, which TVA plans to file with the Securities and Exchange Commission no later than February 17, 2009.

On January 20, 2009, TVA filed a Current Report on Form 8-K with the Securities and Exchange Commission in which TVA reported that the United States District Court for the Western District of North Carolina issued its decision in the lawsuit brought by North Carolina against TVA alleging that TVA’s operation of its eleven coal-fired power plants in the states of Tennessee, Alabama, and Kentucky constitute public nuisances.  The court held that emissions from the Bull Run Fossil Plant (“Bull Run”), the Kingston Fossil Plant (“Kingston”), the John Sevier Fossil Plant (“John Sevier”), and the Widows Creek Fossil Plant (“Widows Creek”)

constitute a public nuisance and ordered TVA to take certain actions related to these plants.  TVA was already in the process of performing or planning to perform some of the actions ordered by the court.  For example, the court’s instructions with respect to Bull Run and Kingston are consistent with TVA’s current operating procedures and construction schedule, and the modernization of the two Widows Creek flue gas desulfurization systems (“scrubbers”) is complete or nearly complete.  The court’s order would require TVA to accelerate its schedule at John Sevier by adding scrubbers and selective catalytic reduction systems (“SCRs”) by 2011, when the current schedule calls for doing so by 2015.  In addition, the court’s order would require TVA to add scrubbers and SCRs at the six small units at Widows Creek by December 31, 2013 (the largest two units already have scrubbers and SCRs), and TVA’s current plans do not include installation of these controls on the small units.  TVA currently estimates that the total cost of taking all of the actions required by the court would be approximately $1.8 billion through TVA’s fiscal year 2014.  Of this amount, TVA was already planning to spend approximately $0.8 billion before the court issued its order.  On January 28, 2009, TVA asked the court to clarify one aspect of its order dealing with the schedule at John Sevier. TVA is currently reviewing the decision and considering its alternatives.

The cost estimates in this report are forward-looking statements.  Numerous factors could cause actual results to differ materially from those in the estimates.  Several of these factors are set forth in TVA’s Annual Report on Form 10-K for the fiscal year ended September 30, 2008, and in other filings TVA makes from time to time with the Securities and Exchange Commission.  TVA undertakes no obligation to update any forward-looking statement to reflect developments that occur after the statement is made.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 9, 2009	Tennessee Valley Authority
(Registrant)

/s/ Kimberly S. Greene
Kimberly S. Greene
Chief Financial Officer and Executive Vice President, Financial Services